Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands	r.simpson@simpson.gr

September 19, 2018

Ladies and Gentlemen:

Re:	Seaspan Corporation (the “Company”)

We have acted as special Republic of the Marshall Islands (the “RMI”), counsel to the Company, a RMI corporation, in connection with the offering of 6,000,000 of its Series I Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share, liquidation preference US$25.00 per share (the “Series I Preferred Shares”), which are to be offered and sold by the Company in accordance with the terms of the Underwriting Agreement, dated as of September 12, 2018, among the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated and Citigroup Global Markets Inc., as underwriters (the “Underwriting Agreement”), as described in the Company’s prospectus supplement, dated September 12, 2018 (the “Prospectus Supplement”), and the accompanying prospectus dated May 8, 2018 (the “Base Prospectus”) (collectively the Prospectus Supplement and the Base Prospectus are herein after referred to as the “Prospectus”), (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), that form part of the Company’s effective registration statement on Form F-3, as amended (File No. 333-244288) (the “Registration Statement”), (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of each of the Registration Statement, the Prospectus, and the Underwriting Agreement (collectively the “Documents”). We have reviewed a Certificate of Good Standing issued by the RMI Registrar of Corporations in respect of the Company dated September 18, 2018. We have also reviewed the following documents all certified as true by the secretary of the Company on September 19, 2018: (i) the articles of incorporation and the bylaws of the Company (together the “Constitutional Documents”), together with a certificate of incumbency; (ii) resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, approving the offering of the Series I Preferred Shares and all action relating thereto (the “Resolutions”); and (iii) a certificate of designation of the terms of Series I Preferred Shares executed by Ryan Courson, Chief Financial Officer of the Company, on September 19, 2018 (“Certificate of Designation”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and the other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written consent, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the RMI, which would have any implication in relation to the opinions expressed herein, and (f) that upon issue of any shares to be sold by the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

Subject to any contrary provision in any agreement between the Company and any one of its shareholders holding any of the Series I Preferred Shares (but only with respect to such shareholder), that no further sums are payable with respect to the issue of such Series I Preferred Shares and no shareholder shall be bound by an alteration in the Constitutional Documents after the date upon which it became a shareholder if and so far as the alteration requires such shareholder to take or subscribe for additional Series I Preferred Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the RMI. This opinion is to be governed by and construed in accordance with the laws of RMI in effect as of the date hereof and is limited to and is given on the basis of the current law and practice in the RMI. This opinion is issued solely for the purposes of the filing of the Prospectus and offering of Series I Preferred Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of the RMI in good standing (meaning solely that it has not failed to make any filing with any RMI government authority or to pay any RMI government fees or tax which would make it liable to be struck off the RMI Register of Companies and thereby cease to exist under the laws of the RMI).

2.

When issued and paid for as contemplated by the Documents, the Series I Preferred Shares will be validly issued, fully paid, and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Dennis J. Reeder

Reeder & Simpson, P.C. – Dennis J. Reeder